                                                                     EXHIBIT 2.1

                        AGREEMENT AND PLAN TO CONSOLIDATE
                               TEXAS CAPITAL BANK
                                  WITH AND INTO
                               RESOURCE BANK, N.A.
                              UNDER THE CHARTER OF
                               RESOURCE BANK, N.A.
                             AND UNDER THE TITLE OF
                           "TEXAS CAPITAL BANK, N.A."


         THIS AGREEMENT AND PLAN TO CONSOLIDATE (the "Consolidation Agreement"), made this 21st day of July, 1998, between RESOURCE BANK, N.A., DALLAS, TEXAS ("Existing Bank") and TEXAS CAPITAL BANK, DALLAS, TEXAS ("Other Bank"), and joined in by TEXAS CAPITAL BANCSHARES, INC., a Delaware corporation ("Corporation") provides as follows:

                                   WITNESSETH:

         A. Existing Bank is a national banking association duly organized and existing under the laws of the United States, having its principal office in the City of Dallas, County of Dallas, State of Texas;

         B. Existing Bank has, and will have as of the Effective Time (hereinafter defined), authorized capital stock of $4,000,000 divided into 2,000,000 shares of common stock, $2.00 par value per share ("Existing Bank Common Stock"), of which 1,250,000 shares are issued and outstanding;

         C. Existing Bank has granted options (the "Existing Bank Options") to purchase 57,500 shares of Existing Bank Common Stock to its officers;

         D. Other Bank is a uninsured state banking association duly organized and existing under the laws of the State of Texas, having its principal office in the City of Dallas, County of Dallas, State of Texas; Other Bank has been formed solely for the purpose of facilitating the transactions described herein, and prior to the consummation of the transactions described herein, it will conduct no business except incident to its organization;

         E. Other Bank has, or will have as of the Effective Time, authorized capital stock of $5,000.00, divided into 2,500 shares of common stock, $2.00 par value ("Other Bank Common Stock"), all of which are, or will be as of the Effective Time, issued and outstanding and owned by the Corporation;

         F. Corporation is a corporation duly organized and validly existing under the laws of the State of Delaware, having its principal office in the City of Dallas, County of Dallas, State of Texas, with authorized capital stock of $200,000.00, divided into 20,000,000 shares of common stock, $0.01 par value ("Corporation Common Stock"), of which 888,888 shares are issued and outstanding;

         G. The majorities of the Boards of Directors of Existing Bank and of Other Bank, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215), have approved this Consolidation Agreement under which Other Bank shall be consolidated with and into Existing Bank in a transaction having the effect of a merger (the "Consolidation") and have authorized the execution and performance hereof; and the Board of Directors of Corporation has approved this Consolidation Agreement, authorized Corporation to join in and be bound by this Consolidation Agreement, and authorized the undertakings herein made by Corporation; and

         H. As and when required by the provisions of this Consolidation Agreement, all such action as may be necessary or appropriate shall be taken by Existing Bank, Other Bank and Corporation in order to consummate the Consolidation.

         NOW, THEREFORE, in consideration of the premises, Existing Bank and Other Bank, joined by Corporation, hereby agree that Other Bank shall be consolidated with and into Existing Bank pursuant to 12 U.S.C. 215 in a transaction having the effect of a merger on the following terms and conditions:

         1. Consolidation of Other Bank into Existing Bank. At the Effective Time, Other Bank shall be consolidated with and into Existing Bank pursuant to the provisions of and with the effect provided in the Act of November 7, 1918, as amended (12 U.S.C. 215). Existing Bank shall be the bank surviving the Consolidation (hereinafter referred to as the "Receiving Bank") and shall continue its existence as a national banking association. The Articles of Association and Bylaws of Existing Bank shall continue in effect as the Articles of Association and Bylaws of the Receiving Bank until the same shall be amended and changed as provided by law.

         2. Receiving Bank. The name of the Receiving Bank shall be "Texas Capital Bank, N.A." The established office and facilities of Existing Bank immediately prior to the Consolidation shall continue as the established office and facilities of the Receiving Bank.

         3. Rights and Property of Receiving Bank. At the Effective Time, the corporate existence of Existing Bank and Other Bank shall, as provided in the Act of November 7, 1918, as amended (12 U.S.C. 215), be consolidated into and continued in the Receiving Bank; and the Receiving Bank shall be deemed to be the same corporation as Existing Bank and Other Bank. All rights, franchises and interests of Existing Bank and Other Bank, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Bank by virtue of the Consolidation without any deed or other transfer. The Receiving Bank at the Effective Time and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, and in every agency capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Existing Bank and Other Bank, respectively, at the Effective Time.

         4. Liabilities and Obligations of Receiving Bank. At the Effective Time, the Receiving Bank shall be liable for all liabilities of Existing Bank and of Other Bank, respectively; and all deposits, debts, liabilities, obligations and contracts of Existing Bank and of Other Bank, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of Existing Bank or Other Bank, as the case may be, including all liabilities of Existing Bank and Other Bank for taxes, whether existing at the Effective Time or arising as a result of or pursuant to the Consolidation, shall be those of the Receiving Bank and shall not be released or impaired by the Consolidation; and all rights of creditors and other obligees and all liens on property of either Existing Bank or Other Bank shall be preserved unimpaired.

         5.       Exchange and Conversion of Shares.  At the Effective Time:

                  a. Consideration to Existing Bank Shareholders. Shareholders of the Existing Bank shall be entitled to receive, for each share of Existing Bank Common Stock they own at the Effective Time, 0.391111 shares of Corporation Common Stock.

                  b. Conversion of Existing Bank Common Stock. The shares of Existing Bank Common Stock issued and outstanding at the Effective Time shall, by operation of law and without any action on the part of holders thereof, be converted into the right to receive the consideration set forth in subsection (a) of this Section 5.

                  c. Conversion of Other Bank Common Stock. The shares of Other Bank Common Stock outstanding at the Effective Time shall, by virtue of the Consolidation and without any action on the part of the Corporation or any other party as holder thereof, be converted into and become shares of capital stock of Receiving Bank. By virtue of this Consolidation Agreement and without any action by any party, the number of shares of capital stock of the Receiving Bank to be outstanding after the Effective Time shall be 1,250,000 shares.

         6. Surrender of Existing Bank Common Stock and Delivery of Consideration. At least twenty days prior to the Closing Date, Existing Bank shall send to each holder of Existing Bank Common Stock a letter of transmittal with instructions for surrendering certificates evidencing the Existing Bank Common Stock pursuant to the Consolidation. If a holder of Existing Bank Common Stock surrenders the certificates representing shares of Existing Bank Common Stock and a fully completed and executed Letter of Transmittal to Existing Bank at least two days prior to the Closing Date, then on the Closing Date, the Corporation shall issue to such shareholder a certificate evidencing the shares of Corporation Common Stock to which the shareholder is entitled pursuant to
Section 5(a). If a holder of Existing Bank Common Stock surrenders the certificates representing shares of Existing Bank Common Stock and a fully completed and executed Letter of Transmittal to Existing Bank at any time after two days prior to the Closing Date, then promptly after the Closing Date, and in no event later than five days after receipt of such certificates and Letter of Transmittal, the Corporation shall issue to such shareholder a certificate evidencing the shares of Corporation Common Stock to which the shareholder is entitled pursuant to Section 5(a). Until so surrendered, each such outstanding certificate which, prior to the Effective Time, represented shares of Existing Bank Common Stock shall be deemed for all purposes, subject to the provisions of
Section 9 hereof, to evidence solely the right to receive the items described in
Section 5 hereof.

         In the event any certificate evidencing Existing Bank Common Stock shall have been lost, stolen or destroyed, upon the execution and delivery of an Affidavit and Indemnity Agreement acceptable in form to the Corporation by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such person of a bond in such amount as the Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Corporation shall issue to such shareholder a certificate evidencing the shares of Corporation Common Stock to which the shareholder is entitled pursuant to Section 5(a). Upon the holder's exchange of Existing Bank Common Stock for Corporation Common Stock, the holder shall be paid the amount (without interest thereon) of all distributions that have become payable since the Effective Time with respect to the number of shares of Corporation Common Stock represented by the certificates issued upon such exchange. The stock transfer books of Existing Bank shall be closed as of the close of business on the Closing Date (hereinafter defined), and no transfer of record of any of the shares of Existing Bank Common Stock shall take place thereafter.

         7. Directors, Officers and Committees. The directors, advisory directors and officers of the Receiving Bank at the Effective Time shall be those persons who are directors, advisory directors and officers, respectively, of Existing Bank immediately before the Effective Time. The committees of the Board of Directors of the Receiving Bank at the Effective Time shall be the same as, and shall be composed of the same persons who are serving on, committees of the Board of Directors of Existing Bank as they existed immediately before the Effective Time.

         8. Shareholder Approval. This Consolidation Agreement shall be submitted to the shareholders of Existing Bank and Other Bank, at meetings called to be held as promptly as practicable. Upon approval by the requisite votes of the shareholders of Existing Bank and Other Bank, this Consolidation Agreement shall be made effective as soon as practicable thereafter in the manner provided in Section 13 hereof.

         9. Dissenting Stockholders. Any stockholder of Existing Bank who objects to the Consolidation and follows the procedure for dissent set for in 12 U.S.C. Section 215, as amended, shall be entitled to the rights and benefits afforded to dissenting shareholders by such statute.

         10. Conditions to Consummation. The obligations of the parties to consummate the Consolidation as provided herein shall be conditioned upon the following:

                  (a) the parties shall have received all consents, orders, and approvals and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the Consolidation, including without limitation, the approval of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Texas Banking Commissioner;

                  (b) the holders of at least two thirds of the outstanding shares of Existing Bank Common Stock and the Other Bank Common Stock shall have approved the Consolidation and ratified and adopted the Consolidation Agreement;

                  (c) there shall not be in effect any order, decree, or judgment of any court or governmental agency prohibiting or materially changing the terms of the transactions contemplated hereby; there shall be no threatened or pending action, proceeding or investigation which seeks to prohibit or materially change the terms of the transactions contemplated hereby or impose criminal or civil liability upon Existing Bank, Other Bank or the Corporation; provided, however, that no party shall decline to proceed with the Closing pending final resolution thereof without exercising reasonable efforts promptly to determine, jointly with the other parties, the merits thereof and the likelihood of an adverse determination in such proceeding;

                  (d) no change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of the Existing Bank that has or may reasonably be expected to have a Material Adverse Effect on the operations of Existing Bank;

                  (e) the Corporation shall have issued at least 6,000,000 shares of Corporation Common Stock at $12.50 per share pursuant to its private offering;

                  (f) the Existing Bank shall have received an opinion from The Bank Advisory Group, Inc., or another investment banking firm engaged in the business of giving such opinions, that the consideration to be received by the holders of the Existing Bank Common Stock in connection with the consolidation is fair, from a financial point of view, and such opinion shall remain outstanding as of the Closing Date; and

                  (g) the holders of the Existing Bank Options shall have exchanged such options for shares of Corporation Common Stock and terminated any right to acquire shares of Existing Bank Common Stock.

         11. Representations and Warranties of Existing Bank. Existing Bank represents and warrants the following to Other Bank and the Corporation:

                  (a) Organization. Existing Bank is a national banking association, duly organized and validly existing under the laws of the United States and is in good standing under the laws of the State of Texas. The deposits are, and at Closing will be, "insured deposits" insured under the Bank Insurance Fund of the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Act. The Bank does not own or control any subsidiary. The Bank has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. Existing Bank has the requisite power and authority to execute and deliver this Consolidation Agreement and, subject to receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of Existing Bank (other than the requisite shareholder approval) to execute, deliver and perform this Consolidation Agreement and to consummate the transactions contemplated hereby has been duly and validly taken; and this Consolidation Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, Existing Bank, enforceable in accordance with its terms.

                  (c) No Violations. Subject to the receipt of regulatory and shareholder approval, the execution, delivery and performance by Existing Bank of this Consolidation Agreement do not, and the consummation by Existing Bank of the transactions contemplated hereby will not, violate or conflict with the articles of association or bylaws of Existing Bank, or any law or regulation currently applicable to Existing Bank, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which Existing Bank is a party or by which it is bound, or result in the creation of any lien, claim, pledge, security interest, change or encumbrance upon the properties or assets of Existing Bank;

                  (d) Consents. Except as referred to herein or in connection or in compliance with the provisions of 12 USC Section 215, as amended, the rules and regulations of the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Texas Department of Banking, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Existing Bank of the Consolidation or the other transactions contemplated by this Consolidation Agreement.

                  (e) Financial Statements and Reports. The financial statements of the Existing Bank as of December 31, 1997, and as of March 31, 1998 for the three month period then ending which have been delivered to the Corporation (the "Financial Statements"), fairly present the results of operation and the financial position of the Existing Bank for the fiscal periods and as of the dates thereof. Each of such statements has been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved.

                  (f) Absence of Certain Changes or Events. From December 31, 1997 to the date hereof, (i) the Existing Bank has not incurred any material liability, other than in the ordinary course of its business consistent with past practice, and (ii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Existing Bank. "Material Adverse Effect" means a material adverse change in the financial condition, results of operations, assets or business (including its future prospects) of an entity, including its subsidiaries.

                  (g) Business of Existing Bank. Since December 31, 1997, Existing Bank has conducted its business only in the ordinary course. For purposes of the foregoing, Existing Bank has not, since December 31, 1997, controlled expenses through (i) elimination of employee benefits, (ii) deferral of routine maintenance of real property or leased premises, (iii) elimination of reserves where the liability related to such reserve has remained, (iv) reduction of capital improvements from previous levels, (v) failure to depreciate capital assets in accordance with past practice or to eliminate capital assets which are no longer used in the business of Existing Bank, (vi) capitalized production expenses other than in accordance with Statement of Financial Accounting Standard No. 91, or (vii) extraordinary reduction or deferral of ordinary or necessary expenses.

                  (h) Taxes. All federal, state, local and foreign tax returns, as defined below, required to be filed by or on behalf of Existing Bank have been duly and timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and have not expired). All taxes, as defined below, shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on the Existing Bank's balance sheet (in accordance with GAAP). Existing Bank has not been audited by the applicable taxing authority of the State of Texas or the Internal Revenue Service. As of the date of this Consolidation Agreement, there is no audit examination, deficiency, claim or assessment, or refund litigation with respect to any taxes of Existing Bank that could reasonably be expected to result in a Material Adverse Effect on Existing Bank, and no claim or assessment that could reasonably be expected to result in a Material Adverse Effect on Existing Bank has been made by any authority in a jurisdiction where Existing Bank does not file tax returns and Existing Bank is subject to taxation. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to Existing Bank have been paid in full or adequate provision has been made for any such taxes on the Existing Bank's balance sheet (in accordance with GAAP). The Existing Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. The Existing Bank has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Internal Revenue Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate, result in a Material Adverse Effect on the Existing Bank.

                  "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. "Tax Return" shall mean any return, report, information return or other documents (including any related or supporting information) with respect to Taxes.

                  (i) Absence of Claims. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the best knowledge of the Existing Bank, threatened before any court or administrative body involving the Existing Bank or any of its properties. Existing Bank is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

                  (j) Absence of Regulatory Actions. Existing Bank is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar written undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from a regulatory agency, which is currently in effect, nor has it been advised by any regulatory agency that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar written undertaking. In connection with the most recent examination of the Existing Bank, Existing Bank has not been informed or ordered by any regulatory agency, whether by written communication or otherwise, to amend or change in any material way its reports, accounting methods, methods of operations, or business practices, or to classify any loans not previously classified or to charge-off any loans or increase Existing Bank's allowance for loan losses, or to take or discontinue any activity or action.

                  (k) Title to Assets. Existing Bank has insurable title (subject only to standard title insurance policy exceptions as determined by customary practices in the area in which such properties are located) to its owned real properties, except for liens, or such other defects arising by operation of law. Existing Bank, as lessee, has the right under valid and existing leases of properties used by Existing Bank in the conduct of its business to occupy and use all such properties that are leased by it as are now occupied and used by it. Liens shall mean any claim, encumbrance, or charge on property for payment of a debt, obligation or duty.

                  (l) Allowance for Loan Losses. In the Existing Bank's reasonable judgment, the allowance for loan losses reflected in the Existing Bank's financial statements of December 31, 1997 was, and the allowance for loan losses shown on its Reports of Condition and Income for periods ending after December 31, 1997 have been and will be, adequate, as of the dates thereof, under GAAP applicable to national banking associations and no regulatory agency has required or requested Existing Bank to increase the allowance for loan losses since December 31, 1997. Existing Bank has disclosed to the Corporation in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Existing Bank that have been classified as of March 31, 1998 as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Credit Risk Assets", "Concerned Loans" (in the latter two cases, to the extent available) or words of similar import. From and after the date hereof, Existing Bank promptly will provide the Corporation with a copy of each monthly classified asset report it provides to its Board of Directors. The REO included in any non-performing assets of the Existing Bank is carried net of reserves at the lower of cost or fair value.

                  (m) Compliance with Laws. Existing Bank has maintained in full force and effect all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies (each, a "Government Entity") that are in each case required in order to permit it to carry on its business as it is presently conducted. To the knowledge of Existing Bank, no suspension or cancellation of any of such permits, licenses, certificates of authority, orders or approvals is threatened. To the knowledge of Existing Bank, the business of Existing Bank is not being conducted in violation of any law, ordinance, regulation, order, writ, rule, decree or approval of any Governmental Entity.

                  (n) Insurance. Existing Bank is presently insured for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business located in the State of Texas would, in accordance with good business practice, customarily be insured. Existing Bank has not received notice from any insurance carrier that any such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or premium costs with respect to such insurance will be increased.

                  (o) Books and Records. The books and records of the Existing Bank have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of material events and transactions that should be included therein.

                  (p) Community Reinvestment Act and other Consumer Law Compliance. At its most recent regulatory evaluation of Existing Bank's performance under the Community Reinvestment Act (the "CRA"), Existing Bank's record of performance was deemed to be "outstanding" or "satisfactory," and no proceedings are pending or, to the knowledge of Existing Bank, threatened, that would result in a change in such evaluation. Existing Bank has not received any adverse public comments with respect to its compliance under the CRA since the date of its most recent regulatory evaluation of its performance under the CRA. Existing Bank reasonably believes that it is in substantial compliance with all fair lending laws or other laws relating to discrimination, including without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Real Estate Settlement Procedures Act of 1974 and the Truth in Lending Act.

                  (q) Knowledge as to Conditions. Existing Bank knows of no reason why the requisite regulatory approvals of the transaction contemplated by the Consolidation Agreement should not be obtained.

         12. Representations and Warranties of the Corporation. The Corporation represents and warrants the following to Existing Bank:

                  (a) Organization. Corporation is a Delaware corporation, duly organized and validly existing and in good standing under the laws of the State of Delaware. The Corporation has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. The Corporation has the requisite power and authority to execute and deliver this Consolidation Agreement and, subject to receipt of regulatory approvals, to consummate the transactions contemplated hereby; all corporate action necessary to be taken by or on the part of the Corporation to execute, deliver and perform this Consolidation Agreement and to consummate the transactions contemplated hereby has been duly and validly taken; and this Consolidation Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Corporation, enforceable in accordance with its terms.

                  (c) No Violations. Subject to the receipt of regulatory, the execution, delivery and performance by the Corporation of this Consolidation Agreement do not, and the consummation by the Corporation of the transactions contemplated hereby will not, violate or conflict with the articles of incorporation or bylaws of the Corporation, or any law or regulation currently applicable to the Corporation, or any material agreement or instrument, or currently applicable award, order, judgment or decree to which the Corporation is a party or by which it is bound, or result in the creation of any lien, claim, pledge, security interest, change or encumbrance upon the properties or assets of the Corporation;

                  (d) Consents. Except as referred to herein or in connection or in compliance with the rules and regulations of the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System and the Texas Department of Banking, and the environmental, corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by the Corporation of the Consolidation or the other transactions contemplated by this Consolidation Agreement.

                  (e) Knowledge as to Conditions. The Corporation knows of no reason why the requisite regulatory approvals of the transaction contemplated by the Consolidation Agreement should not be obtained.

                  (f) No Other Negotiations. The Corporation is not currently engaged in negotiations to acquire any other financial institution, or substantially all of the assets of any financial institution.

                  (g) Offering. The Corporation knows of no reason why it should not be successful in raising at least $75,000,000 in its private offering.

                  (h) Capital Stock. The authorized capital stock of the Corporation consists of 20,000,000 shares of Corporation Common Stock, $0.01 per share, of which 888,888 shares are validly issued and outstanding. The shares of Corporation Common Stock to be issued in the Consolidation are duly authorized, and when so issued, will be validly issued and outstanding, fully paid and nonassessable, not subject to preemptive rights, and issued pursuant to applicable exemptions under federal and state securities laws.

                  (i) Financial Statements and Reports. The financial statements of the Corporation as of December 31, 1997, and as of March 31, 1998 for the three month period then ending which have been delivered to the Existing Bank (the "Financial Statements"), fairly present the results of operation and the financial position of the Corporation for the fiscal periods and as of the dates thereof. Each of such statements has been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved.

                  (j) Absence of Certain Changes or Events. From December 31, 1997 to the date hereof, (i) the Corporation has not incurred any material liability, other than in the ordinary course of its business consistent with past practice, and (ii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Corporation.

                  (k) Taxes. All federal, state, local and foreign tax returns, as defined below, required to be filed by or on behalf of the Corporation have been duly and timely filed or requests for extensions have been timely filed (and any such extension shall have been granted and have not expired). All taxes, as defined below, shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on the Corporation's balance sheet (in accordance with GAAP). The Corporation has not been audited by the applicable taxing authority of the State of Texas or the Internal Revenue Service. As of the date of this Consolidation Agreement, there is no audit examination, deficiency, claim or assessment, or refund litigation with respect to any taxes of the Corporation that could reasonably be expected to result in a Material Adverse Effect on the Corporation, and no claim or assessment that could reasonably be expected to result in a Material Adverse Effect on the Corporation has been made by any authority in a jurisdiction where the Corporation does not file tax returns and the Corporation is subject to taxation. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to the Corporation have been paid in full or adequate provision has been made for any such taxes on the Corporation's balance sheet (in accordance with GAAP). The Corporation has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. The Corporation has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Internal Revenue Code and similar applicable state and local information reporting requirements, except in each case for such failure to withhold, pay or comply that would not, individually or in the aggregate, result in a Material Adverse Effect on the Corporation.

                  "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto. "Tax Return" shall mean any return, report, information return or other documents (including any related or supporting information) with respect to Taxes.

                  (l) Absence of Claims. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to the best knowledge of the Corporation, threatened before any court or administrative body involving the Corporation or any of its properties. The Corporation is not in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

                  (m) Books and Records. The books and records of the Corporation have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of material events and transactions that should be included therein.

         13.      Termination.

                  (a) This Consolidation Agreement may be terminated by the mutual written consent of the Corporation, Other Bank and Existing Bank. If upon the written mutual consent of the Corporation, Other Bank and Existing Bank to terminate pursuant to this Section 13, this Consolidation Agreement shall terminate and be of no further force or effect, and the Corporation, the Other Bank and Existing Bank shall have no further rights or obligations under this Consolidation Agreement.

                  (b) Termination by the Corporation. The Corporation may elect to terminate its obligation to consummate the Consolidation pursuant to this Consolidation Agreement in the event that (i) the conditions to the consummation of the Consolidation set forth in Section 10 hereof are not satisfied in full or waived, (ii) Existing Bank is in breach of this Consolidation Agreement or otherwise fails or refuses to consummate the Consolidation pursuant to this Consolidation Agreement, or (iii) the transaction is not consummated on or before December 31, 1998 unless extended in a writing signed by all parties hereto. Upon the occurrence of any such event and the Corporation's election to terminate, the Corporation shall notify Existing Bank in writing of its election to terminate its obligation to consummate the Consolidation and the Corporation shall have no obligation to consummate the transactions contemplated hereby. The Corporation's election to terminate its obligation to consummate the Consolidation shall not limit any other relief to which the Corporation may be entitled for breach of this Consolidation Agreement by Existing Bank.

                  (c) Termination by Existing Bank. Existing Bank may elect to terminate its obligation to consummate the Consolidation pursuant to this Consolidation Agreement in the event that (i) the conditions to the consummation of the Consolidation set forth in Section 10 hereof are not satisfied in full or waived, (ii) the Corporation is in breach of this Consolidation Agreement or otherwise fails or refuses to consummate the Consolidation pursuant to this Consolidation Agreement, or (iii) the transaction is not consummated on or before December 31, 1998 unless extended in a writing signed by all parties hereto. Upon the occurrence of any such event and Existing Bank's election to terminate, Existing Bank shall notify the Corporation in writing of its election to terminate its obligation to consummate the Consolidation and Existing Bank shall have no obligation to consummate the transactions contemplated hereby. Existing Bank's election to terminate its obligation to consummate the Consolidation shall not limit any other relief to which Existing Bank may be entitled for breach of this Consolidation Agreement by the Corporation.

         14. Waiver and Amendment. Any of the terms or conditions of this Consolidation Agreement may be waived at any time, whether before or after action thereon by the stockholders of Existing Bank or Other Bank, by the party that is entitled to the benefits thereof; and this Consolidation Agreement may be modified or amended at any time, whether before or after action thereon by the stockholders of Existing Bank or Other Bank; provided, however, that after action hereon by the stockholders of Existing Bank, no amendment or modification may be made which would reduce the consideration to be paid to stockholders of Existing Bank under Section 5 hereof. Any waiver, modification or amendment shall be in writing.

         15. Closing Date and Effective Time. The closing date (the "Closing Date") shall be within 30 days of the expiration of the mandatory waiting period associated with the last required regulatory approval of the Consolidation. Subject to the terms, and upon satisfaction on or before the Closing Date of all requirements of law and the conditions specified in this Consolidation Agreement, the Consolidation shall become effective at the opening of business on the date specified in the Certificate of Authority to be issued by the Comptroller of the Currency under the seal of his office authorizing the Receiving Bank to conduct the business of banking, such time being herein called the "Effective Time." If a time other than the opening of business is specified in said Certificate, the Effective Time shall be the time so specified.

         16. Confidentiality. Except as may be required by applicable law or regulation or as may be necessary to obtain regulatory approval of the transactions contemplated hereby, the Corporation will treat as confidential any information (the "Information") related to the transactions described herein obtained from Existing Bank. The Corporation will not disclose the Information to others, except its employees, advisors, directors and agents, and will use the Information expressly and exclusively for the purpose of evaluating the potential of consummating the transactions contemplated hereby. The term "Information" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public, (ii) was available on a nonconfidential basis from a source other than Existing Bank or (iii) was independently acquired or developed without violating any laws or obligations of this Consolidation Agreement. The Corporation shall promptly return to Existing Bank or destroy all documents containing Information following the parties' determination not to proceed with the transaction contemplated herein. The Corporation's obligations under this Section 14 shall survive termination of this Consolidation Agreement.

         17. Covenants of the Corporation. The Corporation shall (a) use all reasonable efforts to consummate the transactions contemplated hereby, (b) promptly file and process any and all applications for approval of any banking regulatory agency having jurisdiction over the contemplated transactions, (c) promptly conduct a private offering of up to 10,000,000 shares of Corporation Common Stock at a subscription price of $12.50 per share and use its best efforts to successfully complete such offering, (d) vote all shares of Other Bank Common Stock in favor of the Consolidation, and (e) not amend its Articles of Incorporation without the express written consent of Existing Bank.

         18.      Miscellaneous.

                  (a) Governing Law. The Consolidation Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas to the extent not preempted by or required to be governed by the federal laws of the United States. VENUE FOR DISPUTES ARISING UNDER THIS CONSOLIDATION AGREEMENT SHALL BE DALLAS, DALLAS COUNTY, TEXAS.

                  (b) Expenses. Each party hereto will bear all expenses incurred by it in connection with the Consolidation Agreement and the transactions contemplated hereby.

                  (c) Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when deliver by hand, telecopy or registered mail (upon receipt) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

                  If to Corporation, to:

                  Texas Capital Bancshares, Inc.
                  2200 Ross Avenue
                  Suite 900
                  Dallas, Texas  75207
                  Attention:  Jody Grant

                  Fax: (214) 871-2688

                  With copies to:

                  Charles P. Miller
                  Patton Boggs, LLP
                  2200 Ross Avenue
                  Suite 900
                  Dallas, Texas  75201

                  Fax:  (214) 871-2688

                  If to Existing Bank to:

                  Resource Bank, N.A.
                  4230 LBJ Freeway, Suite 100
                  Dallas, Texas  75244
                  Attn: George F. Jones

                  Fax: (972) 726-0044

                  With copies to:

                  Mark Haynie
                  Haynie Rake & Repass, P.C.
                  14651 Dallas Parkway, Suite 136
                  Dallas, Texas 75240

                  Fax: (972) 716-1850

                  (c) Entire Agreement; Etc. This Consolidation Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Consolidation Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Consolidation Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Consolidation Agreement.

                  (d) Severability. If any provisions of this Consolidation Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Consolidation Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, unless if, after excluding the portion deemed to be unenforceable, the remaining terms shall not provide for the consummation of the transactions contemplated hereby as subsequently modified by amendment.

                  (e) Assignment. This Consolidation Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

                  (f) Multiple Counterparts. For the convenience of the parties hereto and to facilitate the filing and recording of this Consolidation Agreement, any number of counterparts thereof may be executed, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

                  (g) Captions. The captions contained in the Consolidation Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation of any provision contained herein.


         IN WITNESS WHEREOF, Existing Bank and Other Bank have caused this Consolidation Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed as of the date first above written, and the directors constituting a majority of the Board of Directors of each such Bank have hereunto subscribed their names.

                                       RESOURCE BANK, N.A
[SEAL]
                                       By:  /s/ GEORGE F. JONES, JR.
                                            --------------------------------
                                            Chairman of the Board
ATTEST:

/s/ GARY F. LEMMONS
-------------------------------
Cashier

                         A MAJORITY OF THE DIRECTORS OF
                               RESOURCE BANK, N.A.


/s/ VINCE A. ACKERSON                          /s/ C. KEITH CARGILL
-------------------------------                ---------------------------------
Vince A. Ackerson                              C. Keith Cargill

/s/ DAVID L. CARGILL                           /s/ VALERIE M. FREEMAN
-------------------------------                ---------------------------------
David L. Cargill                               Valerie M. Freeman

/s/ GEORGE F. JONES, JR.                       /s/ LARRY A. MAKEL
-------------------------------                ---------------------------------
George F. Jones, Jr.                           Larry A. Makel

-------------------------------
David S. Nafziger

                                  TEXAS CAPITAL BANK

[SEAL]
                                  By:      /s/ GEORGE F. JONES, JR.
                                           ------------------------------
                                           President

ATTEST:

/s/ DAVID L. CARGILL
-------------------------------
Secretary

                         A MAJORITY OF THE DIRECTORS OF
                               TEXAS CAPITAL BANK


/s/ DAVID L. CARGILL                           /s/ C. KEITH CARGILL
-------------------------------                ---------------------------------


/s/ VINCE ACKERSON                             /s/ GREGORY B. HULTGREN
-------------------------------                ---------------------------------


------------------------------


         The Corporation hereby joins in the foregoing Consolidation Agreement, and undertakes that it will be bound thereby and will do and perform all acts and things therein referred to or provided to be done by it.

         IN WITNESS WHEREOF, Corporation has caused this undertaking to be made in counterparts by its duly authorized officers and its corporate seal to be hereunto affixed as of the date first above written.

                                     TEXAS CAPITAL BANCSHARES, INC.


[SEAL]                        By:    /s/ JOSEPH M. GRANT
                                     --------------------------------
                                     President

ATTEST:

/s/ JOSEPH M. GRANT
------------------------------
Secretary